Exhibit 99.4
Consent to be Named as a Director
In connection with the filing by Khosla Ventures Acquisition Co. II of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Khosla Ventures Acquisition Co. II following the consummation of the business combination, which will be renamed Nextdoor Holdings, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.
Date: September 10, 2021

By:	/s/ J. William Gurley
Signature